CARDIOTECH ACQUIRES CMED: CATHETER AND DISPOSABLES TECHNOLOGY, INC.

FOR IMMEDIATE RELEASE

WOBURN, MA . MAY 7, 2001. CardioTech International Inc., (AMEX:CTE) today completed the acquisition of all the outstanding common stock of CMED Catheter and Disposables Technology, Inc., (CDT) a subsidiary of Colorado MEDtech, Inc. (NASDAQ:CMED) for $1.3 million in cash. CDT is located in "medical alley" of Plymouth, Minnesota, and specializes in the custom design, development and manufacture of unique disposable medical devices such as delivery systems for stents and drug delivery , catheters used in angioplasty, brachytherapy, minimally invasive surgery, interventional radiology, electrophysiology, urology, infertility, and critical care.

CDT is a full-service medical device product development and manufacturing company that has assembled an industry-recognized team of technical experts with the experience to develop products from idea generation to product specification to clinical prototyping, qualification testing, manufacture, sterilization and shipment of packaged products.

Dr. Michael Szycher, Chairman and CEO of CardioTech stated: " The CDT acquisition is our second acquisition, and is part of our carefully outlined corporate strategy of vertical integration. CardioTech will now have the capability of producing finished medical devices utilizing our proprietary polymer technology to provide additional value and increase market share.

We are particularly gratified that the CDT management and staff will be in place to maintain continuity for current and future operations. This accomplished team has the proven ability to get products into clinical trials quickly. Following FDA clearance, this team follows through by speeding developmental products into pilot production and manufacturing. CDT boasts a high engineer-to-assembler ratio, thus assuring quality and consistency."

For more information contact:
Michael Szycher, Ph.D.
Chief Executive Officer.
(781) 933 4772

The Company believes that this release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include expected results. Such statements are based on management's current expectations and are subject to a number of facts that could cause future results to differ materially from the forward- looking statements. As a result, the Company's further development involves a high degree of risk as detailed in the Company's SEC filings.


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